As filed with the Securities and Exchange Commission on May 10, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	80-0629925
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Management Deferred Stock Unit Purchase Plan

(Full title of the plan)

William M. Walker

Chairman, President and Chief Executive Officer

7501 Wisconsin Avenue

Suite 1200E

Bethesda, MD 20814

(Name and address of agent for service)

(301) 215-5500

(Telephone number, including area code, of agent for service)

Copies to:

David W. Bonser

James E. Showen

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	530,000	$17.81	$9,439,300	$1,288

(1)         Represents the number of shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”) reserved for issuance under the Walker & Dunlop, Inc. Management Deferred Stock Unit Purchase Plan, a component of the Walker & Dunlop, Inc. Management Stock Purchase Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the plan and shares that may become issuable under the plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar adjustment of the registrant’s outstanding shares of Common Stock.

(2)         Calculated pursuant to Rule 457(c) and (h) of the Securities Act on the basis of $17.81 per share, which was the average of the high and low prices per share of Common Stock of the registrant as reported on the New York Stock Exchange on May 8, 2013.

EXPLANATORY NOTE

We are filing this registration statement to register 530,000 shares of our Common Stock for issuance pursuant to the Walker & Dunlop, Inc. Management Deferred Stock Unit Purchase Plan (the “Purchase Plan”), effective January 10, 2013.  The documents containing the information specified in this Part I will be sent or given to the persons participating in the Purchase Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

We incorporate information into this registration statement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this registration statement. This registration statement incorporates by reference the documents set forth below, the file number for each of which is 001-35000, that have been previously filed with the SEC:

•                                    our Annual Report on Form 10-K for the year ended December 31, 2012 filed March 18, 2013;

•                                    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed May 9, 2013;

•                                    our Current Reports on Form 8-K filed on January 16, 2013, January 29, 2013, February 7, 2013 and March 4, 2013; and

•                                    the description of our Common Stock contained in our Registration Statement on Form 8-A, filed on December 9, 2010, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of our Common Stock contained in our Registration Statement on Form S-1 (Reg. No. 333-168535), and all amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this registration statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this registration statement until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, except that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website at www.sec.gov. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this registration statement, by requesting them in writing or by telephone at:

Walker & Dunlop, Inc.
Attn: Investor Relations
7501 Wisconsin Avenue, Suite 1200E
Bethesda, Maryland 20814

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

Not applicable.

Item 6.      Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We obtained an insurance policy under which our directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein, and are incorporated herein by reference.

Item 9.                   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, Maryland on May 10, 2013.

Walker & Dunlop, Inc.

By:	/S/ William M. Walker
William M. Walker
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We (other than Edmund F. Taylor), the undersigned directors and officers of Walker & Dunlop, Inc., a Maryland corporation, do hereby constitute and appoint Stephen P. Theobald, Executive Vice President, Chief Financial Officer, and Treasurer and Richard M. Lucas, the Executive Vice President, General Counsel and Secretary, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we (other than Edmund F. Taylor) hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William M. Walker	Chairman, President and Chief Executive
William M. Walker	Officer (Principal Executive Officer)	May 10, 2013

/s/ Howard W. Smith, III	Executive Vice President, Chief
Howard W. Smith, III	Operating Officer and Director	May 10, 2013

/s/ Alan J. Bowers	Director	May 10, 2013
Alan J. Bowers

/s/Andrew C. Florence	Director	May 10, 2013
Andrew C. Florence

/s/ Mitchell M. Gaynor	Director	May 10, 2013
Mitchell M. Gaynor

/s/ Cynthia A. Hallenbeck	Director	May 10, 2013
Cynthia A. Hallenbeck

/s/ Michael D. Malone	Director	May 10, 2013
Michael D. Malone

/s/ John Rice	Director	May 10, 2013
John Rice

/s/ Dana L. Schmaltz	Director	May 10, 2013
Dana L. Schmaltz

/s/ Edmund F. Taylor	Director	May 10, 2013
Edmund F. Taylor

/s/ Stephen P. Theobald	Executive Vice President, Chief Financial	May 10, 2013
Stephen P. Theobald	Officer, and Treasurer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

4.1

Specimen Common Stock Certificate of Walker & Dunlop, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-168535) filed on September 30, 2010)

5.1	Opinion of Hogan Lovells LLP regarding the validity of the shares of common stock registered hereby

10.1

Walker & Dunlop, Inc. Management Deferred Stock Unit Purchase Plan (the “Purchase Plan”), effective January 10, 2013 (incorporated by reference to Exhibit 10.7 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013)

23.1	Consent of KPMG LLP

23.2	Consent of Hogan Lovells LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)